Exhibit 99.1

For Further Information:

Investors:  H. Gene Shiels 281-504-4886

Media:       Richard A. Ott 281-504-4720

Kraton Polymers LLC and Kraton Polymers Capital Corporation Announce Execution of Supplemental Indenture and Early Results for the Previously Announced Tender Offer for their 8.125% Senior Subordinated Notes Due 2014

(CUSIP No. 50076XAB7)

HOUSTON, TX (February 11, 2011) – Kraton Polymers LLC and Kraton Polymers Capital Corporation (together, the “Company”), two subsidiaries of Kraton Performance Polymers, Inc. (NYSE: KRA) (together with its subsidiaries including the Company, “Kraton”), a leading global producer of styrenic block copolymers, announced today that as a result of receiving tenders and related consents from holders representing a majority in principal amount outstanding of the Company’s 8.125% Senior Subordinated Notes due 2014 (CUSIP No. 50076XAB7) (the “Notes”), the Company, the trustee for the indenture (the “Indenture”) governing the Notes and certain guarantors party to the Indenture have executed a supplemental indenture (the “Supplemental Indenture”) on February 10, 2011. As previously announced pursuant to the terms of the Company’s Offer to Purchase and Consent Solicitation Statement dated January 28, 2011 (the “Offer to Purchase”), the Supplemental Indenture will eliminate substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture, but will not become operative until after the Company pays the total consideration, including the consent payment, for the Notes it accepts for purchase.

As of the previously announced consent payment deadline of 5:00 p.m., New York City time, on February 10, 2011, $151,025,000 in aggregate principal amount, or approximately 92.65%, of the Notes outstanding had been validly tendered and not withdrawn. Pursuant to the terms of the Offer to Purchase, the execution of the Supplemental Indenture on February 10, 2011 constituted the withdrawal deadline, after which tenders of Notes may not be withdrawn and consents delivered with respect to the Notes may not be revoked.

Holders of Notes may still tender their Notes pursuant to the Offer to Purchase until 8:00 a.m., New York City time, on February 28, 2011, unless the tender offer and consent solicitation are extended or earlier terminated by the Company. However, holders who tender their Notes and deliver their consents after the consent payment deadline will not be entitled to receive the previously announced consent payment of $17.00 per $1,000 principal amount of Notes.

The complete terms and conditions of the tender offer are described in the Company’s Offer to Purchase, copies of which may be obtained by contacting D.F. King & Co., Inc. as Information Agent at (800) 967-7635 (U.S. toll-free) or (212) 269-5550. BofA Merrill Lynch is serving as Dealer Manager and Solicitation Agent for the tender offer. Questions regarding the tender offer and consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll-free) or (980) 388-9217.

None of the Company, the Dealer Manager and Solicitation Agent or the Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the tender offer or consent to the proposed indenture amendments, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender Notes and deliver consents, and, if so, the principal amount of Notes to tender.

This press release does not constitute a notice of redemption under the optional redemption provision of the Indenture. This press release also does not constitute an offer to purchase, a solicitation of an offer to sell nor a solicitation of consents with respect to, any Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The tender offer and consent solicitation is being made solely by the Company’s Offer to Purchase and Consent Solicitation Statement dated January 28, 2011.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries, is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. Kraton manufactures products at five plants globally, including its flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

Some of the statements in this press release, the Company’s Offer to Purchase and Consent Solicitation Statement and elsewhere contain forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this press release, the Company’s Offer to Purchase and Consent Solicitation Statement and elsewhere. Further description of these risks and uncertainties and other important factors are set forth under the heading “Cautionary Statements Regarding Forward-Looking Information” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, conditions in the global economy and capital markets, our relationship with service providers and raw materials suppliers and limitations on the availability of raw materials we need to produce our products.

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